ABRAXAS PETROLEUM CORPORATION
www.abraxaspetroleum.com

Exhibit 99.1

Abraxas Announces Acquisition of 853 Net Delaware Basin Bone Spring/Wolfcamp Acres and Provides Divestiture Update

San Antonio (July 14, 2017) — Abraxas Petroleum Corporation (“Abraxas” or the “Company”) (NASDAQ:AXAS) today announced the signing of an agreement to acquire 853 net Delaware Basin Bone Spring/Wolfcamp acres and provided a divestiture update. Highlights include:

•
Definitive agreement signed to acquire 973 total net acres (853 net acres with Bone Spring/Wolfcamp rights) and 130 Boepd (81% natural gas) in the Delaware Basin for $4.3 million in cash, 2.0 million shares of Abraxas Petroleum Common Stock, Abraxas’ 12,188 net acre Pecos County Ranch (“Cayanosa Draw”) and ½ of Abraxas’ owned minerals under the Cayonosa Draw

•	Acquisition consists of 445 net acres within Abraxas’ existing Caprito leasehold, 172 additional acres in Ward County, 356 net acres in Reeves, Pecos and Winkler Counties

•	Definitive agreement signed to sell a portion of the Company’s Powder River Basin assets for $4.6 million

•	Closed Ward County acquisition announced May 23, 2017

•	Borrowing Base will remain unchanged at $115 million

•	Capital Expenditure Budget increasing to $120 million ($110 million cash)

Ward County Acquisitions
Abraxas recently signed a definitive agreement to acquire 130 Boepd (5 barrels of oil per day, 633 mcf of natural gas per day and 19 barrels of NGLs per day) and 973 net mineral acres (853 net mineral acres with Bone Spring and Wolfcamp rights) for $4.3 million in cash, 2.0 million shares of Abraxas Petroleum Common Stock, Cayanosa Draw and ½ of Abraxas’ owned minerals under the Cayanosa Draw. The acreage purchased is held by production and includes incremental working interests in Abraxas’ Caprito leasehold, additional units in Ward County and interests in Reeves, Winkler and Pecos County. The acreage is prospective for up to four zones across the Wolfcamp and Third Bone Spring. The effective date of this transaction is February 1, 2017 and closing is scheduled for August 2017. Abraxas plans to fund the cash portion of the acquisition using proceeds from the Powder River Basin divestiture. Abraxas’ working interest in the Caprito 98-201H and 301HR will move from 88% to 98%. Abraxas’ working interest in the Caprito 83-304H and 404H will move from 85% to 100%.

Abraxas recently closed the Ward County acquisition announced on May 23, 2017. Following adjustments for title defects, Abraxas acquired 1,894 net acres versus the originally announced 2,008 net acres. The closing purchase price for the acreage was $20.9 million versus the originally announced $22.2 million.

Below is a map of Abraxas’ updated acreage position. Yellow indicates Abraxas existing acreage position. Hashed indicates additional working interests being acquired. Red indicates new acreage being acquired.

Powder River Basin Sale
Abraxas recently signed a definitive agreement to sell a portion of the Company’s Powder River Basin assets for gross proceeds of $4.6 million subject to standard purchase price adjustments. The assets sold produced approximately 100 Boepd (21 barrels of oil per day, 337 mcf of natural gas per day, 23 barrels of NGLs per day) during the month of March 2017. The effective date of this transaction is April 1, 2017 and closing is scheduled for July 2017. Abraxas retained approximately 948 net held by production acres in the high value Porcupine/Frazier Federal area, which the Company plans to transact on in the near future. Stephens, Inc. represented Abraxas on the sale of these properties.

Operational Update
In McKenzie County, North Dakota Abraxas successfully completed the Stenehjem 6H-9H with a 75% working interest. Abraxas recently finished drilling the plugs out on all four wells and is in the process of installing production tubing. Early production has been in line with expectations. All drilling operations in North Dakota remain on schedule.

In Ward County, Texas Abraxas successfully completed the Caprito 98 201H and 301HR. The

Company recently drilled out plugs on both wells and flowback is expected to begin shortly. Post the recent acquisition, Abraxas now holds a 98% working interest in these wells. All drilling operations in the Delaware Basin remain on schedule.

In Atascosa County, Texas Abraxas drilled and cased the Shut Eye 1H 100% in the targeted zone using rotary steerables. Abraxas holds a 100% interest in the Shut Eye 1H, which is scheduled for an August completion.

Guidance Update
Taking the Delaware Basin acquisition, increased working interests in the Caprito wells and removal of one planned Eagle Ford Well into consideration, Abraxas is increasing the capital expenditure budget to $120 million (1) for 2017. Abraxas’ $120 million capital budget consists of $110 million in cash with the remainder in equity and ranch value associated with the above-mentioned acquisition and asset exchange. Abraxas’ cash capital expenditures for 2017 remain unchanged at $110 million. With continued cost control and the divestiture of high LOE barrels, Abraxas is reducing the midpoint of LOE guidance by approximately $1.00/bbl. The midpoint of G&A guidance is increasing by approximately $1.25 million to account for bonus accruals and additional staffing needs. Abraxas plans to revisit production guidance after achieving stabilized rates from the Company’s recent completions and taking into consideration recent acquisitions, divestitures and increased working interests in the Delaware Basin.

	2017E
	Low	High
Operating Costs
LOE ($/Boe)	$5.00	$7.00
Production Tax (% Rev)	8.0%	10.0%
Cash G&A ($mm)	$11.0	$13.5

CAPEX ($mm)	$120 (1)

2017E Net CAPEX
($mm)
Basin/Region
Permian (including acq)	$71.3 (1)
Bakken	42.2
Eagle Ford/Austin Chalk	6.0
Other	0.5
Total	$120.0 (1)

(1)	Includes $110 million in cash and approximately $10 million in Abraxas common stock and the sale of Cayanosa Draw associated with the June 2017 acreage acquisition in the Delaware Basin.

Bob Watson, President and CEO of Abraxas commented, “We are pleased to announce another meaningful increase in our core Delaware Basin Bone Spring/Wolfcamp position to 8,497 (2) net acres. This transaction meaningfully increases our core operated position in and around Caprito. We continue to search for similar transactions to further expand our position in the basin. Importantly, this transaction was accomplished while preserving our balance sheet via an asset swap and use of equity. Our divestitures in the Powder River Basin and Cayanosa Draw mark an important shift for Abraxas as we continue to focus on our high quality unconventional asset base in the Permian Basin, Williston Basin and in South Texas.”

“Given our balance sheet strength we are well positioned for the current commodity price environment. We will continue to execute on our current capital plan as we are realizing more than acceptable returns on our Bakken and Wolfcamp developments. We look forward to updating the street on our recent well results shortly.”

(2)
Includes 853 net acres associated with potential acquisitions. Includes 480 net acres on Abraxas’ Howe lease which is currently subject to a title dispute. Abraxas does not have any reserves or planned 2017 capital expenditures relating to the acreage that is subject to this title dispute.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations across the Rocky Mountain, Permian Basin and South Texas regions of the United States.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for crude oil and natural gas. In addition, Abraxas’ future crude oil and natural gas production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Geoffrey King/Vice President – Chief Financial Officer
Telephone 210.490.4788
gking@abraxaspetroleum.com
www.abraxaspetroleum.com

18803 Meisner Drive
San Antonio, Texas 78258
Phone: 210.490.4788 Fax: 210.918.6675